UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014

PRESTIGE BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road

Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 524-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2014, Medtech Products Inc., a Delaware corporation (the “Buyer”), a wholly-owned subsidiary of Prestige Brands Holdings, Inc. (the “Company”), entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”) with Insight Pharmaceuticals Corporation, a Delaware corporation (“Insight”), SPC Partners IV, L.P., a Delaware limited partnership, both as a seller and in its capacity as the Sellers Representative, and the other seller parties thereto (each, a “Seller”). The Stock Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Buyer will acquire all of the issued and outstanding capital stock of Insight (the “Shares”) from the Sellers at the closing (the “Transaction”).

Insight, a privately-held corporation headquartered in Trevose, Pennsylvania, develops, contracts with third-parties for the manufacturing of, markets, sells and distributes over-the-counter health care products. The Company expects the Transaction to close in the second quarter of its fiscal year.

Summary of the Terms of the Stock Purchase Agreement

The total purchase price for the Shares is $750 million, subject to certain closing adjustments based on the working capital of Insight at the closing, with $32 million to be held in an escrow account for fifteen months to cover indemnification claims by the Buyer.

The closing of the Transaction is subject to the satisfaction or waiver of certain customary conditions to closing including, among others, the absence of any law, regulation, order or injunction prohibiting the Transaction and expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each party’s obligation to consummate the Transaction is subject to certain other conditions, including the accuracy of the representations and warranties of the other parties’ (generally subject to a material adverse effect standard) and compliance by the other parties with their obligations under the Stock Purchase Agreement (subject to a material adverse effect standard).

The Stock Purchase Agreement contains customary representations, warranties, and covenants, as well as indemnification provisions that are subject to specified limitations.

The Stock Purchase Agreement contains certain customary termination rights for each of the Buyer, Insight and the Sellers Representative. The Stock Purchase Agreement may be terminated by either the Buyer or by Insight and the Sellers Representative if the closing of the Transaction has not occurred prior to December 31, 2014, or such later date as agreed by the parties. The Stock Purchase Agreement may also be terminated by either the Buyer or by Insight and the Sellers Representative if the other party is in breach of the Stock Purchase Agreement such that it has not met its closing conditions, and has not or is not able to cure such breach.

The foregoing description of the terms of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement. The Company expects to file a copy of the Stock Purchase Agreement as an exhibit to its Annual Report on Form 10-K for the year ended March 31, 2014.

The Stock Purchase Agreement contains various representations and warranties made by the parties solely for purposes of the Stock Purchase Agreement and as of specific dates set forth therein, which were the product of negotiations, and may be subject to important qualifications and limitations included in confidential disclosure schedules of the Stock Purchase Agreement. Certain representations and warranties in the Stock Purchase Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the parties that may be different from those applicable to the Company’s stockholders. Additionally, information concerning the subject matter of such representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, such representations and warranties in the Stock Purchase Agreement may not constitute the actual state of facts about Insight, the Company or the Buyer. Stockholders of the Company are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Insight, the Company or the Buyer or any of their respective subsidiaries or affiliates.

Item 7.01 Regulation FD Disclosure.

On April 25, 2014, the Company issued a press release announcing the execution of the Stock Purchase Agreement. The press release is attached hereto as Exhibit 99.1. In addition, the Company is providing supplemental information regarding the Transaction in the investor presentation slides attached hereto as Exhibit 99.2.

The information in this Item 7.01 and the exhibits attached hereto are being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2014

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Ronald M. Lombardi
Ronald M. Lombardi
Chief Financial Officer

EXHIBIT INDEX

Number	Description

99.1	Press Release of Prestige Brands Holdings, Inc. dated April 25, 2014.
99.2	Investor Presentation of Prestige Brands Holdings, Inc. dated April 25, 2014.